Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2013 First Quarter Results

Profits Increase as Commercial Progress and Operational Streamlining Continue

MOUNTAIN VIEW, Calif., May 2, 2013 — IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended March 30, 2013.

•	Ophthalmology revenues in the first quarter were $8.9 million, a first quarter record, compared to $8.3 million in the prior year period.

•

Gross margin for the first quarter was 47.3%, compared to 48.0% in the prior year period. Margins were impacted in the quarter by strong international sales through our distributor network with a product mix favoring laser systems, which have lower margins than the Company’s consumable products.

•

Operating expenses were $3.8 million in the first quarter which were reduced to $3.3 million as a result of the Company receiving $0.5 million in the form of a cash distribution from an insurance carrier. This compares to $4.2 million in the prior year period.

•

Income from continuing operations for the first quarter was $0.9 million, or $0.10 per basic share ($0.09 per diluted share), compared with a loss from continuing operations of $0.3 million, or $0.03 loss per basic and diluted share, in the prior year period.

•

Guidance for second quarter 2013: The Company expects to achieve revenues between $8.9 million and $9.2 million and gross margins between 47% and 49%. Operating expenses are expected to be between $4.0 million and $4.2 million.

CEO William M. Moore said, “We demonstrated good execution in the first quarter as the Company increased revenues and profits. In addition to these commercial and operational gains, we completed the successful product launch of TxCell™, our high speed scanning laser delivery system, and concluded negotiation of a beneficial selling and supply chain agreement with Peregrine Surgical. Of particulate note, the percentage of customers ordering new lasers with MicroPulse™ in the first quarter was approximately double that seen in last year’s period, giving us one more indication that we are edging towards a technology-driven tipping point in the market.”

Moore continued, “We will look to grow and increase profitability, invest in products that our customers want and that can be delivered to the market rapidly, and be opportunistic in acquiring or partnering with ophthalmic companies that have developed excellent technologies. Peregrine is a great example of such a partnership, as it allows us to market additional consumable products at different price points. The relationship should lower our supply chain costs and we are already, jointly, working on new product initiatives in the high-margin consumable product category.”

The preceding commentary relates to the results of the Company’s continuing ophthalmology business. In February 2012, the Company sold its aesthetics laser business and the financial statements reflect the results of its aesthetics laser business as discontinued operations.

Recent Business Highlights

•

The Company entered into a global distribution and supply agreement with Peregrine Surgical, Ltd., a privately held company based in New Britain, Pennsylvania. Under the agreement, IRIDEX will become a worldwide distributor for Peregrine labeled products and Peregrine Surgical will become part of the IRIDEX supply chain for the manufacture of certain IRIDEX products.

•

Following a fourth quarter 2012 FDA 510(k) CE clearance, the Company commenced its full commercial launch of its TxCell Scanning Laser Delivery System. This new product saves significant time in a variety of laser photocoagulation procedures by allowing physicians to deliver the laser in a multi-spot scanning mode, a more efficient method for these procedures than the traditional single spot mode. Management believes that the clinical and practice benefits of this technology will accelerate the adoption of the proprietary MicroPulse technology as it applies to several clinical procedures.

•	February 28, 2013 the Board approved a new one year $3.0 million stock repurchase program.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 2 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-2927 (U.S.) or (480) 629-9725 (International) and quoting Conference ID 4615855, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 2, 2013 through Thursday, May 9, 2013 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4615855. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of and trends in the markets in which the Company operates, including market adoption of new technologies; the success of the Company’s development, marketing and sales efforts, including the adoption of MicroPulse laser therapy devices; the Company’s growth strategy; the Company’s acquisition strategy; the Company’s sales revenue growth, operational plans, and profitability expectations; the Company’s projected fiscal 2013 financial results; and the Company’s share repurchase program. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX CONTACT	INVESTOR RELATIONS CONTACT
Jim Mackaness CFO & COO 650-940-4700	Matt Clawson Allen & Caron 949-474-4500 matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Total revenues	$8,939	$8,305
Cost of revenues	4,708	4,319

Gross profit	4,231	3,986

Operating expenses:
Research and development	996	1,182
Sales and marketing	1,625	1,864
General and administrative	1,186	1,176
Proceeds from demutualization of insurance carrier	(473)	—

Total operating expenses	3,334	4,222

Income (loss) from continuing operations	897	(236)
Other expense, net	(18)	(27)

Income (loss) from continuing operations before provision for income taxes	879	(263)
Provision for income taxes	5	2

Income (loss) from continuing operations, net of tax	874	(265)

Loss from discontinued operations, net of tax	—	(162)
Gain on sale of discontinued operations, net of tax	—	2,032

Income from discontinued operations, net of tax	—	1,870

Net income	$874	$1,605

Net income (loss) per share:
Basic -
Continuing operations	$0.10	($0.03)
Discontinued operations	0.00	0.21

Net income	$0.10	$0.18

Diluted -
Continuing operations	$0.09	($0.03)
Discontinued operations	0.00	0.21

Net income	$0.09	$0.18

Weighted average shares used in computing net income (loss) per share - basic	8,511	8,933

Weighted average shares used in computing net income (loss) per share - diluted	9,802	8,933

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 30, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$11,581	$11,901
Accounts receivable, net	6,031	5,480
Inventories	8,147	8,035
Prepaid expenses and other current assets	1,123	1,129
Current assets of discontinued operations	510	510

Total current assets	27,392	27,055
Property and equipment, net	440	483
Other intangible assets, net	489	554
Goodwill	533	533
Other long-term assets	298	287

Total assets	$29,152	$28,912

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,280	$2,105
Accrued compensation	1,442	1,563
Accrued expenses	1,372	1,242
Accrued warranty	446	453
Deferred revenue	943	1,004

Total current liabilities	5,483	6,367
Long-term liabilities:
Other long-term liabilities	542	640

Total liabilities	6,025	7,007

Stockholders’ equity:
Convertible preferred stock	5	5
Common stock	95	94
Additional paid-in capital	39,305	38,958
Accumulated deficit	(16,278)	(17,152)

Total stockholders’ equity	23,127	21,905

Total liabilities and stockholders’ equity	$29,152	$28,912